AIMCO ANNOUNCES CLOSING OF $600 MILLION CREDIT FACILITY

DENVER, COLORADO, September 30, 2013

Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today the closing of a $600 million revolving credit facility to replace its existing $500 million facility. Details are as follows:

	Existing Facility	New Facility
Capacity	$500 million	$600 million
Maturity date	December 2014	September 2017
Extension option	Two-1-Year	1-Year
Interest rate	LIBOR + 2.50%	LIBOR + 1.875%
Debt Service Coverage covenant	1.50:1	1.50:1
Fixed Charge Coverage covenant	1.30:1	1.30:1
Unused Fee: Usage < 50%	35 bps	25 bps
Unused Fee: Usage > 50%	25 bps	20 bps

Under the new facility, in the first quarter 2015, the Fixed Charge Coverage covenant increases to 1.40:1.

KeyBanc Capital Markets, a division of KeyCorp, and Wells Fargo Securities are Joint Lead Arrangers and Joint Book Managers in the new facility. Bank of America, N.A., Regions Bank, Citibank, N.A. and PNC Bank, N.A. are serving as Co-Documentation Agents and four other large institutional banks participate in the new facility.

Aimco is a real estate investment trust that is focused on the ownership and management of quality apartment communities located in the largest markets in the United States. Aimco is one of the country's largest owners and operators of apartments, with 258 communities in 23 states, the District of Columbia and Puerto Rico. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.